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                                                                     EXHIBIT 8.1

                                  May 10, 2006

Boards of Directors of
Liberty Savings Mutual Holding Company
Liberty Savings Bank, F.S.B.
Liberty Bancorp, Inc.
16 West Franklin Street
Liberty, Missouri 64068

Gentlemen:

      You have asked our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Conversion"), more fully described below, pursuant to which Liberty Savings Mutual Holding Company (the "MHC") will convert to the stock form of organization and Liberty Bancorp, Inc. (the "Company") will acquire 100 percent of the stock of Liberty Savings Bank, F.S.B. (the "Bank"). We are rendering this opinion pursuant to Section 22 of the Plan of Conversion (the "Plan of Conversion") adopted by the Boards of Directors of the Bank and the MHC on December 21, 2005. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

      The Conversion will be effected, pursuant to the Plan of Conversion, as follows:

      1. The Bank will form the Company as a new first-tier subsidiary, which will be incorporated under state law as a stock corporation. The Company will in turn form a federally chartered interim savings association to be named Liberty Interim Federal Savings and Loan Association II ("Interim A") as a wholly owned subsidiary.

      2. The MHC will convert to an interim federal stock savings association to be called Liberty Interim Federal Savings and Loan Association I ("Interim B"). Interim B will merge with and into the Bank (the "MHC merger") pursuant to which the MHC will cease to exist. In connection with that merger, a liquidation account will be established by the Bank for the benefit of Members.

      3. Interim A will merge with and into the Bank. Following this merger, the Bank will become a wholly owned subsidiary of the Company. In connection therewith, each share of the Bank Common Stock outstanding immediately before the effective time of the Conversion shall be automatically converted without further action by the holder thereof, into and become the right to receive shares of Company common stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

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Boards of Directors of
Liberty Savings Mutual Holding Company
Liberty Savings Bank, F.S.B.
Liberty Bancorp, Inc.
May 10, 2006
Page 2

      4. The Company will issue and sell its common stock in the Offerings as provided in the Plan.

      In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion, of the Prospectus and of such corporate records of the parties to the Conversion as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Primary Parties included in a Certificate of Representations dated
May 10, 2006. We have assumed that such representations are true and that the parties to the Conversion will act in accordance with the Plan of Conversion. We express no opinion concerning the effects, if any, of variations from the foregoing.

      In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

      Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current tax law:

      1. the conversion of the MHC from mutual form to a federal interim stock savings institution will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by the MHC by reason of such conversion;

      2. the MHC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by the MHC or the Bank by reason of such merger;

      3. the Bank Merger will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Interim A, the Bank or the Company by reason of the Bank Merger;

      4. no gain or loss will be recognized by the current stockholders of the Bank upon the receipt of shares of common stock of the Company pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in the Company;

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Boards of Directors of
Liberty Savings Mutual Holding Company
Liberty Savings Bank, F.S.B.
Liberty Bancorp, Inc.
May 10, 2006
Page 3

      5. the aggregate tax basis of the shares of the Company common stock to be received by the current stockholders of the Bank will be the same as the aggregate tax basis of the Company common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in the Bank for which cash is received;

      6. the holding period of the shares of the Company common stock to be received by the current stockholders of the Bank will include the holding period of the shares of the Bank common stock, provided that the Bank common stock was held as a capital asset on the date of the Bank Merger;

      7. a holder of shares of the Bank common stock who receives cash in lieu of a fractional share of the Company common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of the Bank allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the Bank Merger, and will be long-term capital gain or loss if such holder's holding period in the shares of the Bank common stock is more than one year on the date of the Bank Merger;

      8. no gain or loss will be recognized by the Company upon the sale of shares of common stock in the offering;

      9. no gain or loss will be recognized by members of the MHC upon the issuance to them of interests in the liquidation account in the Bank pursuant to the MHC Merger;

      10. it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Company to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero and accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

      11. it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

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Boards of Directors of
Liberty Savings Mutual Holding Company
Liberty Savings Bank, F.S.B.
Liberty Bancorp, Inc.
May 10, 2006
Page 4

      12. the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

      The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value. Although the IRS will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

      Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion is given for the benefit of the Primary Parties and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive Subscription Rights. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision, and as an exhibit to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission in connection with the Conversion, and to the reference thereto in the Prospectus included in the registration statement on Form S-1 under the headings "The Conversion--Material Income Tax Consequences" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,


                                           /s/ MULDOON MURPHY & AGUGGIA LLP

                                           MULDOON MURPHY & AGUGGIA LLP